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                                                                    EXHIBIT 23.1

                        Consent of Independent Auditors

     We consent to the reference to our firm under the caption "Experts" in the
Registration Statement (Form S-3 No. 333-     ) and related Prospectus of Arch
Coal, Inc. and to the incorporation by reference therein of our reports dated January 24, 2001, with respect to each of the consolidated financial statements of Arch Coal, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2000 and the related financial statement schedule and the financial statements of Canyon Fuel Company, LLC included therein, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

St. Louis, Missouri
April 9, 2001